Exhibit 10.28

AMENDED AND RESTATED NOTE

Date of Note:	As of November 30, 2017

Amount of Note:	$10,387,500.00

Maturity Date:	December 1, 2022

Interest Rate:	3.9148% per annum.

FOR VALUE RECEIVED, each of the undersigned, jointly and severally, (the "Maker"), having an address as indicated under its name, hereby promises to pay on the Maturity Date to the order of HSBC Bank USA, National Association (the "Bank") at its offices at 534 Broad Hollow Road, Melville, New York 11747 or at such other place as the holder hereof may from time to time designate in writing, in immediately available New York funds, the Amount of Note together with interest on the Amount of Note at the Interest Rate (computed on an actual/360 day basis, i.e., interest for each day during which any of the Amount of Note is outstanding shall be computed at the Interest Rate divided by 360) by payment of interest only on the first day of the first month following the date hereof, and thereafter successive equal monthly installments of principal and interest in the amount of $62,777.60 commencing on January 1, 2018 and on the first day of each month thereafter until the Maturity Date, at which time any unpaid balance of the Amount of Note shall be due and payable with all accrued but unpaid interest. Each of said payments shall be applied first to payment of accrued interest on the unpaid balance of the Amount of Note and the balance thereof to the reduction of said Amount of Note. A late payment of 5% of any principal or interest payment made more than 10 days after the due date thereof shall be due with any such late payment. The Bank may charge any account of the Maker for such payments.

This Note is secured by a Fee and Leasehold Mortgage and Security Agreement of even date herewith (the "Mortgage") made by the Maker to the Bank encumbering, among other things, the property located as indicated below and more particularly described in the Mortgage; all of the covenants, conditions and agreements of the Mortgage being made a part hereof by this reference.

It is expressly agreed that, upon the failure of the Maker timely to make any payment due hereunder after any applicable grace period or upon the happening of any "Event of Default" under the Mortgage, the principal sum hereof, or so much thereof as may be outstanding, together with accrued interest and all other expenses, payable by Maker under the Mortgage, including, but not limited to reasonable attorneys' fees for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions, shall immediately become due and payable at the option of the holder of the Note, notwithstanding the Maturity Date set forth herein.  Upon the stated or accelerated maturity of this Note, the Maker agrees that this Note shall bear interest at a per annum rate of 3% in excess of the Interest Rate until the principal is fully paid.

Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law.  If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank, except for the operation of the first sentence hereof.

This Note may be prepaid in whole or in minimum amounts of $100,000.00 or integral multiples thereof (or the balance of the Note, if less than $100,000), at any time upon at least ten days' notice, provided however, in the event the Maker prepays all or any portion of the indebtedness evidenced by the Note, whether as a result of acceleration or otherwise, the Maker will pay the Bank, on the same date the prepayment is made, a break funding charge to cover loss, cost and expense attributable to such an event. Such loss, cost or expense to the Bank shall be deemed to include but not be limited to an amount determined by the Bank as follows:

(A)     calculate the Bank’s remaining interest cost based on (i) the most current Bank funding rate assigned upon origination, last repricing date, or last prepayment date, times (ii) the principal amount of the prepayment amortized accordingly, times (iii) the remaining period of time until the earlier of this Note’s expiration or next repricing date, dayweighted accordingly.

(B)      calculate the Bank’s implied reinvestment rate based on (i) the US LIBOR/SWAP rate as of the date of prepayment for the shorter of this Note’s expiration date or next repricing date, times (ii), the principal amount of the prepayment amortized accordingly, times (iii) the remaining period of time until the earlier of this Note’s expiration or next repricing date, dayweighted accordingly.

(C)     if (B) is equal to or greater than (A), the break funding charge is zero ($0). If (A) exceeds (B), the break funding charge will be calculated using the Bank’s discounted cash flow formula to determine the present value (the break funding charge) of the excess of (A) less (B).

Each prepayment shall be made together with interest accrued thereon to and including the date of prepayment and shall be applied to the last maturing monthly installments of principal in inverse order of their respective maturities.

The Maker agrees that it shall be bound by any agreement extending the time or modifying the above terms of payment, made by the Bank and the owner or owners of the property affected by the Mortgage, whether with or without notice to the Maker, and the Maker shall continue to be liable to pay the amount due hereunder, but with interest at a rate no greater than the Interest Rate, according to the terms of any such agreement of extension or modification.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, the Maker agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys' fees and expenses.

Time is of the essence as to all dates set forth herein, provided, however, that whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

All parties to this Note, whether Maker, principal, surety, guarantor, or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

Any notice, demand or request relating to any matter set forth herein shall be in writing and shall be deemed effective when mailed, postage prepaid, by registered or certified mail, return receipt requested, to any party hereto at its address stated herein or at such other address of which it shall have notified the party giving such notice in writing as aforesaid.

The Maker hereby waives, to the extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim related to this Note.

This Note is to be construed and enforced in accordance with the laws of the State of New York.

The Maker’s right to request refinancing of this Note and the Bank’s obligation in this regard shall be governed by the terms set forth in Exhibit A attached hereto which is incorporated herein by reference.

This Note amends, restates, replaces and corrects that certain Note in the amount of $10,387,500.00 dated November 30, 2017 made by Maker in favor of the Bank (the “Original Note”), and payments made on the Original Note to date shall be retroactively applied to principal and interest as provided herein, with any shortfall to be paid by Maker to the Bank simultaneously herewith. Maker hereby authorizes the Bank to debit its account maintained with the Bank in payment of such shortfall.

555 N Research Corporation

By:________________________________

Glen Charles

Chief Financial Officer

Location of Property: 555 North Research Place, Central Islip, New York	Address of Maker: 555 North Research Place, Central Islip, New York

EXHIBIT A

I.     Refinance Request.

               (i)     Conditions Precedent.     The Maker shall have the right to request (the “Refinance Request”) a refinance of this Note on the Maturity Date with a loan equal to the principal amount to be outstanding under this Note as of the Maturity Date (the “Refinance Loan”), and the Bank will approve the Refinance Request subject to the following:

(A)     The Maker shall have provided the Bank with its irrevocable Refinance Request notice (the “Refinance Request Notice”) not more than one hundred twenty (120) days prior or less than sixty (60) days prior to the Maturity Date.

(B)      As of the Maturity Date, the following conditions to the closing of the Refinance Loan shall be satisfied:

(1)     Certification. The Maker shall have certified to the Bank that Maker has no claims, causes of action, or demands against the Bank or defenses or offsets to the payment of the Loan or any other amounts due under the Loan Documents (as defined in the Mortgage) as of such date, and that all representations and warranties set forth in the Mortgage remain true and correct as of the making of the Refinancing Loan.

(2)     Default. No “Event of Default” then exists under the Loan Documents or will exist under the Loan Documents by reason of the making of the Refinance Loan, or any event, circumstance or action, which with the giving of notice, passage of time or both would give rise to an Event of Default, shall have occurred and be continuing.

(3)     Expenses. The Maker shall have paid all reasonable expenses incurred by the Bank in connection with the review and approval of the Refinance Request and Refinance Loan, including all reasonable fees and expenses of counsel for the Bank.

(4)     Insurance. The Bank shall have received proof that Maker has obtained all insurance under the Mortgage.

(5)     Status. No Material Adverse Effect shall have occurred. The term “Material Adverse Effect” shall mean any event, circumstance, fact, condition, development, or occurrence that has had or could be expected to have any material and adverse effect on (1) the business, condition (financial or otherwise), operations, prospects, liabilities, capitalization, liquidity, or any assets of the Maker or the Guarantor(as defined in the Mortgage), as the case may be, taken as a whole; (2) the ability of the Maker or the Guarantor, as the case may be, to pay the Loan and perform the obligations under the Loan Documents for which such respective party is responsible, in strict accordance with the terms and provisions therefor; (3) the validity, enforceability, or binding effect of any provision of the Loan Documents; or (4) the value of the Premises.

(6)     Sublease.     The Bank shall have reviewed and approved the Sublease (as defined in the Mortgage).

(7)      Covenant Compliance     The Maker shall be in full compliance with the covenants set forth in Section 1.11(e) and 1.11(g) of the Mortgage.

(8)     Other. Maker shall have delivered to the Bank such other documents and certificates as the Bank may reasonably request in connection with the Refinance Loan, including without limitation, any reaffirmations, resolutions and other corporate documents as may be required of the Maker and Guarantor (as defined in the Mortgage) by the Bank.

               (ii)     Interest and Amortization on the Refinance Loan.     If the Maker timely provides the Refinance Request Notice and has satisfied the conditions set forth in Paragraph I (i) above, the Bank agrees that it will make the Refinance Loan which will be effected through an amended and restated note to be executed by the Maker (the “Refinance Loan Note”) to be secured by the Mortgage. The Refinance Loan Note shall bear interest at a fixed rate calculated to 175 basis points plus the 5 Year LIBOR Swap rate (or if not then available, a rate based on a comparable index as determined by the Bank) in effect on the date of the Refinance Loan, payable monthly in arrears on the first day of each month computed on an actual/360 day basis. The Refinance Loan Note shall mature five (5) years from the date of the closing of the Refinance Loan (the “Refinance Loan Maturity Date”). During the term of the Refinance Loan, the Maker shall pay equal monthly installments of principal and interest payments based on a fifteen (15) year mortgage style amortization schedule, with the entire unpaid principal balance together with interest thereon being due and payable on the Refinance Loan Maturity Date.

(iii)     Prepayment. The Refinance Loan Note may be prepaid in whole or in minimum amounts of $100,000.00 or integral multiples thereof (or the balance of the Note, if less than $100,000), at any time upon at least ten days' notice, provided however, in the event the Maker prepays all or any portion of the indebtedness evidenced by the Note, whether as a result of acceleration or otherwise, the Maker will pay the Bank, on the same date the prepayment is made, a break funding charge to cover loss, cost and expense attributable to such an event. Such loss, cost or expense to the Bank shall be deemed to include but not be limited to an amount determined by the Bank as follows:

(A)     calculate the Bank’s remaining interest cost based on (i) the most current Bank funding rate assigned upon origination, last repricing date, or last prepayment date, times (ii) the principal amount of the prepayment amortized accordingly, times (iii) the remaining period of time until the earlier of this Note’s expiration or next repricing date, dayweighted accordingly.

(B)      calculate the Bank’s implied reinvestment rate based on (i) the US LIBOR/SWAP rate as of the date of prepayment for the shorter of this Note’s expiration date or next repricing date, times (ii), the principal amount of the prepayment amortized accordingly, times (iii) the remaining period of time until the earlier of this Note’s expiration or next repricing date, dayweighted accordingly.

(C)     if (B) is equal to or greater than (A), the break funding charge is zero ($0). If (A) exceeds (B), the break funding charge will be calculated using the Bank’s discounted cash flow formula to determine the present value (the break funding charge) of the excess of (A) less (B).

Each prepayment shall be made together with interest accrued thereon to and including the date of prepayment and shall be applied to the last maturing monthly installments of principal in inverse order of their respective maturities.